Exhibit 5.1

2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515

TELEPHONE: +1.214.220.3939 • FACSIMILE: +1.214.969.5100

March 14, 2017

NexPoint Residential Trust, Inc.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Re:	Registration Statement on Form S-3 Filed by NexPoint Residential Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel for NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”), in connection with the authorization of the possible issuance and sale from time to time, on a continuous or delayed basis, by the Company of up to $200,000,000 in initial aggregate offering price of: (i) common shares, par value $0.01 per share, of the Company (the “Common Shares”); (ii) preferred shares, par value $0.01 per share, of the Company (the “Preferred Shares”), in one or more series, certain of which may be convertible into or exchangeable for Common Shares; and (iii) warrants to purchase Common Shares or Preferred Shares or any combination thereof (the “Warrants,” and together with the Common Shares and the Preferred Shares, the “Securities”), in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Warrants, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Securities will have been established in accordance with the authorizing resolutions adopted by the Company’s Board of Directors (or an authorized committee thereof), the Company’s Articles of Amendment and Restatement (the “Charter”) and applicable law; (iv)

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND

• COLUMBUS • DALLAS • DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE

• JEDDAH • LONDON • LOS ANGELES • MADRID • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW

• MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO

• SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

NexPoint Residential Trust, Inc. March 14, 2017 Page 2

the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and any Securities that consist of shares of capital stock will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unissued and unreserved amounts of such capital stock; (v) the resolutions authorizing the Company to issue, offer and sell the Securities will have been adopted by the Company’s Board of Directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; (vi) all Warrants will be issued in compliance with applicable federal and state securities laws and (vii) any Warrant Agreement (as defined below) will be governed by and construed in accordance with the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than the Company.

We have further assumed that: (i) any warrant agreement relating to the Warrants (the “Warrant Agreement”) to be entered into between the Company and an entity selected by the Company to act as the warrant agent (the “Warrant Agent”) will have been authorized, executed and delivered by the Company and the Warrant Agent and (ii) the Warrants will be authorized, executed and delivered by the Company and the Warrant Agent in accordance with the provisions of the Warrant Agreement.

For the purposes of our opinion set forth above, we have further assumed that (a) the Company is a corporation existing and in good standing under the laws of the State of Maryland; (b) the Common Shares, Preferred Shares, Warrants and any Warrant Agreement (i) will have been authorized by all necessary corporate action of the Company and (ii) the Warrants and any Warrant Agreement will have been executed and delivered by the Company under the laws of the State of Maryland; and (c) the execution, delivery, performance and compliance with the terms and provisions of the Warrants and any Warrant Agreement by the Company will not violate or conflict with the laws of the State of Maryland, the provisions of the Charter, the Company’s Amended and Restated Bylaws, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Company or its properties.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

NexPoint Residential Trust, Inc. March 14, 2017 Page 3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day